Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements: No. 2-72586, No. 2-60029, No. 33-39089, No. 33-40505, No. 33-54686, No. 33-54690, No. 33-56021, No. 333-00417, No. 333-12337, No. 333-36265, No. 333-68285, No. 333-72921, No. 333-76523, No. 333-47508, No. 333-59292, No. 333-88470, No. 333-90414, No. 333-103128, No. 333-105934, No. 333-129986, No. 333-136295, No. 333-147986 and No. 333-151560 on Forms S-8 of our report dated March 28, 2011, relating to the financial statements of The Gap, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the fiscal year ended January 29, 2011.

/s/ Deloitte & Touche LLP

San Francisco, California

March 28, 2011